VESSEL PURCHASE AGREEMENT

                                      among

                     WISCONSIN & MICHIGAN STEAMSHIP COMPANY

                                       and

                      GRAND RIVER NAVIGATION COMPANY, INC.

                                       and

                             RAND LL HOLDINGS CORP.





                             Dated February 14, 2008

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I       DEFINITIONS..................................................  1

ARTICLE II      PURCHASE AND SALE OF ASSETS..................................  8

     2.1     Sale and Transfer of Assets.....................................  8

     2.2     Retained Assets.................................................  9

     2.3     Assignability and Consents......................................  9

     2.4     Short-Term License..............................................  9

ARTICLE III     LIABILITIES.................................................. 10

     3.1     Assumption of Liabilities....................................... 10

     3.2     Retained Liabilities............................................ 10

ARTICLE IV      PURCHASE PRICE............................................... 10

     4.1     Payment......................................................... 10

     4.2     Purchase Price Allocation....................................... 11

ARTICLE V       CLOSING AND DELIVERIES....................................... 11

     5.1     Closing......................................................... 11

     5.2     Delivery of Vessels............................................. 11

     5.3     Documents to be Delivered by the Company........................ 11

     5.4     Documents to be Delivered by Buyer.............................. 13

ARTICLE VI      REPRESENTATIONS AND WARRANTIES OF THE COMPANY................ 14

     6.1     Organization and Standing; Citizenship.......................... 14

     6.2     Authorization, Validity and Effect.............................. 14

     6.3     No Conflict; Required Filings and Consents...................... 14

     6.4     Financial Statements............................................ 15

     6.5     Title; Sufficiency of Assets; Condition......................... 16

     6.6     [Intentionally Omitted]......................................... 17

     6.7     Compliance with Laws............................................ 17

     6.8     Permits......................................................... 17

     6.9     Employee Plans.................................................. 18

     6.10    Contracts and Loans............................................. 19

     6.11    Legal Proceedings............................................... 19

     6.12    Insurance....................................................... 19


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                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

     6.13    Labor Relations and Employment Issues........................... 19

     6.14    Environmental Matters........................................... 20

     6.15    Conduct of Business in Ordinary Course.......................... 21

     6.16    Taxes........................................................... 21

     6.17    No Brokers...................................................... 22

     6.18    Pooling Arrangement............................................. 22

     6.19    No Other Representations or Warranties.......................... 22

ARTICLE VII     REPRESENTATIONS AND WARRANTIES OF BUYER AND RAND............. 22

     7.1     Organization and Standing....................................... 22

     7.2     Authorization, Validity and Effect.............................. 22

     7.3     No Conflict; Required Filings and Consents...................... 23

     7.4     Citizenship..................................................... 23

     7.5     No Brokers...................................................... 23

ARTICLE VIII    COVENANTS AND AGREEMENTS..................................... 23

     8.1     Confidentiality................................................. 23

     8.2     Transfer Taxes.................................................. 23

     8.3     Records; Reasonable Access...................................... 24

     8.4     Commercially Reasonable Efforts; Cooperation.................... 25

     8.5     Employee Matters................................................ 25

     8.6     Hazardous Substance-Containing Materials........................ 29

ARTICLE IX      REMEDIES..................................................... 29

     9.1     Survival........................................................ 29

     9.2     Indemnification by Buyer........................................ 30

     9.3     Indemnification by the Company.................................. 30

     9.4     Exclusive Remedy................................................ 31

     9.5     Limitations on Indemnification Payments......................... 31

     9.6     Procedures...................................................... 32

     9.7     Specific Performance............................................ 34

     9.8     Subrogation..................................................... 34


                                      -ii-
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                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

     9.9     Adjustment to Purchase Price.................................... 35

ARTICLE X       TAX MATTERS.................................................. 35

     10.1    Cooperation; Audits............................................. 35

ARTICLE XI      MISCELLANEOUS AND GENERAL.................................... 35

     11.1    Expenses........................................................ 35

     11.2    Successors and Assigns.......................................... 35

     11.3    Third Party Beneficiaries....................................... 35

     11.4    Notices......................................................... 36

     11.5    Complete Agreement.............................................. 37

     11.6    Captions........................................................ 37

     11.7    Amendment....................................................... 37

     11.8    Governing Law................................................... 37

     11.9    Severability.................................................... 37

     11.10   Construction.................................................... 37

     11.11   Counterparts.................................................... 38

                             SCHEDULES AND EXHIBITS

Schedules
---------

Schedule 2.1(b)      Vessels
Schedule 2.1(e)      Acquired Contracts
Schedule 4.2         Purchase Price Allocation
Schedule 6.3(a)      Conflicts
Schedule 6.3(b)      Required Consents of the Company
Schedule 6.4(c)      Undisclosed Liabilities
Schedule 6.4(d)      Current Assets
Schedule 6.5(a)      Title Exceptions
Schedule 6.5(b)      List of Personal Property and Fixtures
Schedule 6.5(d)      Condition of Vessels
Schedule 6.5(f)      Vessel Permits
Schedule 6.5(g)      Vessel Information
Schedule 6.5(h)      Class
Schedule 6.7         Compliance with Laws
Schedule 6.8         Permits
Schedule 6.9(a)      Employee Plans
Schedule 6.10(a)     Contracts and Purchase Orders
Schedule 6.10(b)     Indebtedness
Schedule 6.11        Legal Proceedings
Schedule 6.12        Insurance
Schedule 6.13(b)     Labor Relations
Schedule 6.13(d)     Employees
Schedule 6.14        Environmental Matters
Schedule 6.15        Conduct of Business
Schedule 6.16        Taxes
Schedule 7.3(b)      Required Consents of Buyer

Exhibits
--------

Exhibit A     Form of Bill of Sale
Exhibit B     Form of Coast Guard Bill of Sale for Vessels
Exhibit C     Form(s) of Assignment and Assumption Agreement(s)
Exhibit D     Form of Protocol of Delivery and Acceptance
Exhibit E     Form of Escrow Agreement

                            VESSEL PURCHASE AGREEMENT

      This VESSEL PURCHASE AGREEMENT (this "Agreement"), dated February ___, 2008, is entered into among Wisconsin & Michigan Steamship Company, a Michigan corporation (the "Company"), Grand River Navigation Company, Inc., a Delaware corporation ("Buyer"), and, solely for purposes of Article VII and Article IX hereof, Rand LL Holdings Corp., a Delaware corporation ("Rand").

                                    RECITALS

      A. The Company is engaged in the business (the "Business") of owning and operating the Vessels (as hereinafter defined).

      B. The Company and Lower Lakes Transportation Company ("LLTC") are party to that certain Time Charter Agreement, dated on or about August 1, 2006 (the "Time Charter Agreement"), pursuant to which LLTC has exercised its option to purchase, or cause its designee to purchase, the Vessels and Equipment (as herein defined) by delivery of a Notice of Exercise dated February ___, 2008.

      C. The Company and Buyer desire to effectuate the sale of the Vessels and Equipment in accordance with the terms of this Agreement. Rand desires to assist its Affiliate, Buyer, in completing the purchase of the Vessels and Equipment.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Company and Buyer hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      For purposes of this Agreement:

      "Acquired Assets" has the meaning set forth in Section 2.1.

      "Actions" means any suit, claim, charge, complaint, legal proceeding, administrative proceeding or arbitration proceeding before any Governmental Authority and any suit, claim, charge, complaint, arbitration proceeding or legal proceeding by any other Person.

      "Acquired Contracts" has the meaning set forth in Section 2.1(e).

      "Acquired Purchase Orders" means all purchase orders issued by the Company prior to the Closing Date that are attributable to goods and services to be delivered to or for the Vessels or performed on the Vessels after the Closing Date.

      "Acquired Sales Orders" means all orders received by the Company for which services have not been provided as of the Closing Date.

      "Affiliate" means with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

      "Agreement" has the meaning set forth in the preamble.

      "AMO" means the American Maritime Officers Union.

      "AMO CBA" means the Collective Bargaining Agreement dated August 1, 2003, between ONCO and the AMO, as assumed by the Company in connection with the ONCO Purchase Agreement.

      "Assumed Liabilities" has the meaning set forth in Section 3.1.

      "Assignment and Assumption Agreements" has the meaning set forth in
Section 5.3(d).

      "Balance Sheet" has the meaning set forth in Section 6.4(a).

      "Balance Sheet Date" has the meaning set forth in Section 6.4(a).

      "Business" has the meaning set forth in the recitals.

      "Buyer" has the meaning set forth in the preamble.

      "Buyer Indemnitees" has the meaning set forth in Section 9.3.

      "Claims Notice" has the meaning set forth in Section 9.6(a)(i).

      "Closing" has the meaning set forth in Section 5.1.

      "Closing Date" has the meaning set forth in Section 5.1.

      "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      "Company" has the meaning set forth in the preamble.

      "Company Employees" means Union Employees and Non-Union Employees.

      "Company Proposed Settlement Offer" has the meaning set forth in Section 9.6(a)(ii).

      "Company's Knowledge" means the actual knowledge of senior management of the Company as of the Closing Date, and such knowledge that any of those persons should have acquired in the reasonable discharge of his or her employment responsibilities.

      "Confidentiality Agreement" has the meaning set forth in Section 8.1.

      "Consent" means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person in connection with the consummation of the transactions provided for herein.

      "Contracts" means all executory contracts, leases, licenses and other agreements (including any amendments and other modifications thereto), whether oral or written, to which the Company is a party or third party beneficiary excluding the Purchase and Sale Orders.

      "Delivery Protocol" has the meaning set forth in Section 5.3(p).

      "Direct Claim" has the meaning set forth in Section 9.6(b).

      "Employee Plans" has the meaning set forth in Section 6.9(a).

      "Environment" means surface or subsurface soil or strata, surface waters (including lakes, streams, creeks, marshes and wetlands), sediments, navigable waters, groundwater, land, and indoor or ambient air.

      "Environmental Claim" means any Action or any written notice, demand, allegation or charge by any Person relating to or arising out of the Business or the Acquired Assets alleging a violation of, noncompliance with or liability under any Environmental Law, or common law with respect to Hazardous Substances. The term includes such Actions and claims seeking damages for damage to real or personal property, personal injury, bodily injury or disease (including death) and damage to natural resources including, without limitation, any cleanup, removal, containment or other remediation required by any Environmental Law (whether or not such cleanup has been required or requested by any Governmental Authority), as well as Actions and claims for equitable or injunctive relief.

      "Environmental Law" means any Law, including common law, or Order concerning the liability for, or protection of, human health (with respect to handling of or exposure to Hazardous Substances), pollution, natural resources and the Environment, including, without limitation any such Law or binding obligation: (i) related to the presence, Releases or threatened Releases of any Hazardous Substance on, at, or to the Environment; and (ii) governing the manufacture, processing, use, treatment, storage, management, disposal, loading, off-loading, shipping, transport or handling of or exposure to Hazardous Substances. Such Environmental Laws shall include, but are not limited to, the federal Resource Conservation and Recovery Act; the Solid Waste Disposal Act; the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right to Know Act; the Federal Water Pollution Control Act; the Clean Water Act; the Oil Pollution Act; the Clean Air Act; the Safe Drinking Water Act, the Toxic Substances Control Act; the Hazardous Materials Transportation Act; the environmental provisions of the Occupational Safety and Health Act to the extent that they apply to the Vessels; and any other similar foreign, federal, state or local Laws, in each case as are or may be amended or superseded.

      "Environmental Liabilities" means any actual, alleged or contingent liability or obligation (i) arising from the violation, or alleged violation on or prior to the Closing Date of any Environmental Law or Environmental Permit;
(ii) arising from the Release on or prior to the Closing Date or threatened Release on or prior to the Closing Date of Hazardous Substances at, on, in, under or from the Vessels; (iii) arising from exposure of any Person to Hazardous Substances on or prior to the Closing Date; or (iv) arising from the Release or threatened Release of Hazardous Substances at, on, in, under or from the Real Property.

      "Environmental Permits" means licenses, permits, authorizations, consents, certificates of authority, qualifications or similar document or authority required by or issued by any Governmental Authority under Environmental Laws.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

      "ERISA Affiliate" means, with respect to the Company, (i) any corporation which at, or at any time within six (6) years prior to, the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company; (ii) any partnership, trade or business (whether or not incorporated) which at, or any time within six (6) years prior to, the Closing Date is or was under common control (within the meaning of Section 414(c) of the Code) with the Company; (iii) any entity, which at, or at any time within six (6) years prior to, the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company, any corporation described in clause (i) or any partnership, trade or business described in clause (ii); and (iv) any entity which at, or at any time within six (6) years prior to, the Closing Date is or was required to be aggregated with the Company under Section 414(o) of the Code.

      "Financial Statements" has the meaning set forth in Section 6.4(a).

      "Fit Out Expenses" means all costs and expenses actually incurred by the Company to stock and supply any of the Vessels in preparation for the sailing season pending as of the date of this Agreement, if a sailing season is then pending, and all direct labor, material and other direct costs actually incurred by the Company relating to the startup and preparation of any of the Vessels for such sailing season if then pending.

      "GAAP" means United States generally accepted accounting principles applied on a consistent basis.

      "General Enforceability Exceptions" means (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors' rights generally from time to time in effect and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

      "Governmental Authority" means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, any quasi-governmental authority, or any federal, state, local or foreign court or official of any of the foregoing. Without limiting the foregoing, the term specifically includes the U.S. Coast Guard, the U.S. Environmental Protection Agency, the Ohio Environmental Protection Agency, the U.S. Department of Labor, the IRS and the U.S. Department of Transportation.

      "Hazardous Substance" means any pollutant, substance, contaminant, chemical, toxic, hazardous or noxious substance, material, gas, compound or waste for which liability, standards of conduct, standards for presence in the Environment or standards of exposure are imposed pursuant to any Law concerning liability for, or protection of, human health, natural resources or the Environment, including, without limitation, any oil, petroleum and petroleum products and constituents thereof, explosives, asbestos-containing materials, mercury, radioactive materials and polychlorinated biphenyls.

      "Indemnifying Party" has the meaning set forth in Section 9.6(a)(i).

      "Indemnitee" has the meaning set forth in Section 9.6(a)(i).

      "Indemnity Notice" has the meaning set forth in Section 9.6(b).

      "Indemnity Response" has the meaning set forth in Section 9.6(b).

      "Indemnity Response Period" has the meaning set forth in Section 9.6(b).

      "IRS" means the Internal Revenue Service.

      "Jones Act" has the meaning set forth in Section 8.5(f).

      "Labor Contracts" means the USW CBA and the AMO CBA to which the Company is or was, from and after August 1, 2006, a party.

      "Laws" means any law, statute, code, ordinance, regulation, and any binding Order or rule of any foreign, federal, state or local Governmental Authority. The term specifically includes Environmental Laws.

      "Liens" means any lien, pledge, claim, charge, security interest, mortgage, charter, right to possession by a third person, option, title retention agreement, lease, adverse claim against title, title exception, title reservation, easement, right of occupation, condemnation, right of preemption, right of first refusal, restriction on use, privilege or other encumbrance, or any contract to create any of the foregoing.

      "LLTC" has the meaning set forth in the recitals.

      "Losses" has the meaning set forth in Section 9.2.

      "Material Adverse Effect" means, with respect to the Company, Buyer, or Rand, as applicable, a material adverse effect on the business, results of operations, financial condition, assets or properties thereof, and any event, change effect or development which would reasonably be expected, individually or in the aggregate, with the passage of time, to constitute such a material adverse effect, but excludes (a) any effect resulting from general economic conditions in the United States, and (b) any effect affecting companies in the industry in which the Company, Buyer, or Rand, as applicable, conducts its business generally.

      "National City Financing Documentation" means the Credit and Security Agreement, dated on or about August 1, 2006, between the Company and National City Commercial Capital Company, LLC, and the other "Loan Documents" (as defined in the Credit and Security Agreement), as such Credit and Security Agreement and Loan Documents exist on the date of the Time Charter Agreement and without giving effect to any amendment, modification or waiver thereto or thereunder after such date unless such amendment, modification or waiver has been consented to in writing by the "Charterer" under the Time Charter Agreement.

      "NatCity Payoff Amount" means the payoff amount specified in the NatCity Payoff Letter.

      "NatCity Payoff Letter" means a letter from the lender or agent under the National City Financing Documentation, in form and substance reasonably satisfactory to the Company and Buyer, setting forth the total amount of Indebtedness outstanding as of the Closing Date under the National City Financing Documentation, and providing instructions for the payment thereof.

      "Non-Union Employees" means employees of the Company who provide services to the Business and who are not covered by the Labor Contracts.

      "ONCO" means Oglebay Norton Marine Services Company, L.L.C., a Delaware limited liability company.

      "ONCO Purchase Agreement" means the Asset Purchase Agreement, dated on or about August 1, 2006, among ONCO, Oglebay Norton Company, and the Company.

      "Order" means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority and the results of any arbitration proceeding with respect to a collective bargaining agreement.

      "Permits" means any license, permit, registration, franchise, variance, exemption, Order approval, authorization, consent, certificate, certificate of authority, American Bureau of Shipping certificate, Coast Guard certificate, qualification, order or similar document or authority required, issued or granted by any Governmental Authority. The term includes Environmental Permits.

      "Permitted Liens" means (a) Liens for Taxes, assessments and other charges of Governmental Authorities to the extent not yet due and payable or being contested in good faith by appropriate proceedings for which collection or enforcement against the property is stayed and (b) Liens imposed by Law and incurred in the ordinary course of business for obligations to landlords, carriers, warehousemen, laborers, materialmen and the like to the extent not yet due and payable or being contested in good faith by appropriate proceedings for which collection or enforcement against the property is stayed; provided that the term "Permitted Liens" shall not include any Liens imposed on any of the Vessels.

      "Person" means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

      "Purchase and Sale Orders" means all executory purchase and sale orders entered into by the Company in the ordinary course of the Business.

      "Purchase Price" has the meaning set forth in Section 4.1.

      "Rand" has the meaning set forth in the preamble.

      "Release" or "Releases" means any releasing, spilling, discharging, emitting, leaking, pumping, injecting, pouring, dumping, disposing, discharging, dispersing, emptying, leaching or migrating into the Environment.

      "Replacement Financing Documentation" means such credit, loan, security and other agreements entered into by the Company with the consent of the "Charterer" under the Time Charter Agreement with respect to indebtedness obtained by the Company to refinance or replace the indebtedness under the National City Financing Documentation, as such agreements exist as of the date of such refinancing or replacement and without giving effect to any amendment, modification or waiver thereto or thereunder after the date of such refinancing or replacement unless such amendment, modification or waiver has been consented to in writing by the "Charterer" under the Time Charter Agreement.

      "Replacement Subordinated Debt Financing Documentation" means such credit, loan, security and other agreements entered into by the Company with the consent of the "Charterer" under the Time Charter Agreement with respect to indebtedness obtained by the Company to refinance or replace the indebtedness under the Subordinated Debt Financing Documentation, as such agreements exist as of the date of such refinancing or replacement and without giving effect to any amendment, modification or waiver thereto or thereunder after the date of such refinancing or replacement unless such amendment, modification or waiver has been consented to in writing by the "Charterer" under the Time Charter Agreement.

      "Responsible Party" has the meaning set forth in Section 9.6(a)(i).

      "Retained Assets" has the meaning set forth in Section 2.2.

      "Retained Liabilities" has the meaning set forth in Section 3.2.

      "Sale Notice" has the meaning set forth in Section 8.7(a).

      "Seller Indemnitees" has the meaning set forth in Section 9.2.

      "Subordinated Debt Financing Documentation" means the Senior Subordinated Note Purchase Agreement, dated on or about August 1, 2006, by and among the Company, Rand Finance Inc. and Oglebay Norton Company, and the other "Purchase Documents" (as defined in the Senior Subordinated Note Purchase Agreement), as such Senior Subordinated Note Purchase Agreement and Purchase Documents exist on the date of the Time Charter Agreement and without giving effect to any amendment, modification or waiver thereto or thereunder after such date unless such amendment, modification or waiver has been consented to in writing by the "Charterer" under the Time Charter Agreement.

      "Sub Debt Payoff Amount" means the payoff amount specified in each Sub Debt Payoff Letter.

      "Sub Debt Payoff Letter" means a letter from each lender under the Subordinated Debt Financing Documentation, in form and substance reasonably satisfactory to the Company and Buyer, setting forth the total amount of Indebtedness owed to such lender as of the Closing Date under the Subordinated Debt Financing Documentation, and providing instructions for the payment thereof.

      "Tax" or "Taxes" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, capital stock, premium, property (real or personal), environmental or windfall profit tax, custom, vehicle, boat, vessel or other title or registration, duty or other tax, governmental fee, levy, tariff or other like assessment or charge of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority.

      "Tax Returns" means all Tax returns, statements, reports, elections, schedules, claims for refund and forms.

      "Taxing Authority" means any Governmental Authority responsible for the administration or imposition of any Tax.

      "Third Party Claim" has the meaning set forth in Section 9.6(a)(i).

      "Time Charter Agreement" has the meaning set forth in the recitals.

      "Transfer Taxes" has the meaning set forth in Section 8.2.

      "Union Employees" means employees of the Company performing services for the Business who are covered by the Labor Contracts.

      "USW" means the United Steelworkers of America.

      "USW CBA" means the Labor Agreement dated October 10, 2007, between the USW and the Company.

      "USW MOU" means the Memorandum of Understanding dated October 10, 2007, between the USW and the Company.

      "Vessels" has the meaning set forth in Section 2.1(b).

      "Winter Work" means any and all maintenance or other work performed with respect to any of the Vessels after the Vessels have been laid up at the conclusion of the last completed navigation season (but excluding any maintenance or other work associated with the lay-up of the Vessels).

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

      2.1 Sale and Transfer of Assets. Subject to Section 2.2 and Section 2.3, at the Closing, Buyer shall purchase and acquire from the Company, and the Company shall sell, transfer, convey, assign and deliver to Buyer, all of the

Company's right, title and interest in, under and to all of the following assets, properties and rights owned by the Company and used primarily in the operation of the Business, free and clear of all Liens other than Permitted Liens (collectively, the "Acquired Assets"):

            (a) Prepaids. All prepaid expenses, advance payments, deposits and other current assets (excluding cash, cash equivalents and accounts receivable associated with any of the Vessels);

            (b) Vessels. The three (3) Great Lakes shipping vessels owned by the Company, as described on Schedule 2.1(b), together with all machinery, engines, instruments, rigging, anchors, chains, cables, tackle, apparel, accessories, equipment, radio installation and navigational equipment, inventory, stores, bunkers, spare parts and all other appurtenances used in or relating to the Vessels, whether or not on board (collectively, the "Vessels");

            (c) Equipment. All machinery and equipment, spare parts, supplies, tangible personal property and fixtures that are held for use in connection with operation of the Vessels;

            (d) Business Records. Except for the minute books and other corporate record books, accounting records, and personnel records, all books and records, including all files, forms, accounts, correspondence, production records, customer lists, customer records and information, customer prospects, sales plans, business plans, referral sources, accounting and operations manuals and procedures, studies, reports or summaries, ship designs, surveys, engineering drawings and data, all equipment manuals, written warranties, maintenance records and other similar documents and other books and records (including all environmental documents, studies, asbestos surveys, audits and reports and Phase I and Phase II environmental assessment or investigation reports relating to the Vessels commissioned by the Company) relating primarily to the Vessels;

            (e) Contracts. All rights, benefits and interests of the Company in and to all Contracts identified on Schedule 2.1(e) (the "Acquired Contracts");

            (f) Software and Licenses. All rights, benefits and interests of the Company, to the extent transferable, in and to the Maptech software associated with each Vessel, the EASYLOAD software associated with each Vessel, and software on personal computers that are included in the Acquired Assets, together with all rights, benefits and interests of the Company in and to the licenses associated therewith to the extent transferable, which licenses shall be included in the Acquired Contracts;

            (g) Purchase and Sale Orders. All rights, benefits and interests of the Company in and to the Acquired Purchase Orders and the Acquired Sale Orders;

            (h) Permits. All Permits relating to the Vessels owned or held by the Company to the extent transferable to Buyer; and

            (i) Claims Against Third Parties. All claims of the Company against any third party relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, but not including claims that would constitute Retained Assets.

      2.2 Retained Assets. Notwithstanding the provisions of Section 2.1 to the contrary, the Company shall retain and Buyer shall not purchase or acquire from the Company any of the assets, properties, rights or interests of the Company not specifically listed in Section 2.1 above (collectively, the "Retained Assets"), including all rights, claims and benefits of the Company in, to, or under all insurance policies maintained by or for the benefit of the Company.

      2.3 Assignability and Consents. Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, sublease or transfer any Acquired Asset if any attempted sale, conveyance, assignment, sublease or transfer of such asset, without the Consent of the other Person to such transfer, would constitute a breach by the Company with respect to such Acquired Asset. If such Consent is not obtained, or if an attempted assignment thereof would be ineffective or would materially affect the rights of Buyer or the Company, the Company shall cooperate with Buyer in any arrangement designed to provide for Buyer's enjoyment of the benefits under any such Acquired Assets, including, without limitation, enforcement for the benefit of Buyer of any and all rights of the Company under or relating to such Acquired Assets.

                                   ARTICLE III
                                   LIABILITIES

      3.1 Assumption of Liabilities. Buyer shall assume, effective as of the Closing, and shall thereafter pay, perform and discharge as and when due the following liabilities and obligations of the Company (collectively, the "Assumed Liabilities"):

            (a) Contracts. All liabilities and obligations of the Company arising under the terms of the Acquired Contracts, in each case solely to the extent that (i) such liabilities and obligations are attributed to periods after the Closing and (ii) payment in respect of such liabilities and obligations has not been made by LLTC pursuant to the terms of the Time Charter Agreement;

            (b) Purchase and Sale Orders. All liabilities and obligations of the Company outstanding under the Acquired Purchase Orders and the Acquired Sale Orders solely to the extent that (i) such liabilities and obligations are attributed to periods after the Closing and (ii) payment in respect of such liabilities and obligations has not been made by LLTC pursuant to the terms of the Time Charter Agreement; and

            (c) Expenses of the Business. All accounts payable associated with the Business and other liabilities and obligations of the Company arising out of or relating to the Company's ownership or operation of the Acquired Assets or the Business on or prior to the Closing Date which were the obligation of LLTC to pay under the Time Charter Agreement but which, as of the Closing Date, have not been paid by LLTC in accordance with the Time Charter Agreement.

      3.2 Retained Liabilities. Other than the Assumed Liabilities, the Company shall retain, and Buyer shall not assume, or be responsible or liable with respect to, any other liabilities or obligations of the Company (collectively the "Retained Liabilities"). The Buyer will acquire the Acquired Assets free and clear of all such liabilities and obligations and the Company shall remain responsible for and will duly and timely pay, perform and discharge in full all Retained Liabilities.

                                   ARTICLE IV
                                 PURCHASE PRICE

      4.1 Payment. In full consideration for the sale and transfer of the Acquired Assets to Buyer, at the Closing, the following shall occur: Buyer shall
(a) assume the Assumed Liabilities, (b) pay to the Company, by bank wire transfer of immediately available funds to an account or accounts designated in writing by the Company, an amount equal to (i) the total amount of principal, interest and other amounts outstanding under the National City Financing Documentation or Replacement Financing Documentation, as applicable, plus (ii) the total amount of principal, interest and other amounts outstanding under the Subordinated Debt Financing Documentation or Replacement Subordinated Debt Financing Documentation, as applicable, plus (iii) $400,000, plus (iv) an amount equal to sixteen percent (16%) simple interest per year (based on a 365-day year) on the amount set forth under clause (iii) of this Section 4.1 for the period from the date of the "Closing" under the ONCO Purchase Agreement through the Closing Date (such assumption together with the amount of the foregoing payment is referred to as the "Purchase Price"). The Company directs Buyer to pay, for the Company's account, from the Purchase Price (x) an amount equal to the NatCity Payoff Amount in accordance with the NatCity Payoff Letter, and (y) an amount equal to the Sub Debt Payoff Amount in accordance with the Sub Debt Payoff Letters.

      4.2 Purchase Price Allocation. The Purchase Price shall be allocated in accordance with Schedule 4.2. Buyer and the Company covenant to prepare and file their respective Tax Returns in a manner consistent with such allocation and not to take any position in any Tax Return, or examination or other administrative or judicial proceeding relating to any Tax Return, or for financial purposes that is inconsistent with such allocation unless required by Law. Buyer and the Company each shall file with it federal income tax return an appropriate IRS Form 8594 reflecting such allocation.

                                    ARTICLE V
                             CLOSING AND DELIVERIES

      5.1 Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022, concurrently with the execution of this Agreement (the "Closing Date"). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

      5.2 Delivery of Vessels. The Vessels are presently at the locations where they have been laid up for the winter season, and Buyer will take delivery of the Vessels in those locations.

      5.3 Documents to be Delivered by the Company. As indicated below, on the Closing Date, the Company shall deliver or cause to be delivered to Buyer:

            (a) copies of the resolutions of the board of directors of the Company and its shareholders, authorizing and approving this Agreement, the other agreements contemplated hereby to which the Company is a party and the transactions contemplated hereby or thereby;

            (b) a bill of sale transferring the Acquired Assets (other than the Vessels) to Buyer, duly executed by the Company, in the form attached hereto as Exhibit A;

            (c) a bill of sale transferring each Vessel to be transferred to Buyer, duly executed by the Company and recordable by the National Vessel Documentation Center, in the form of Coast Guard Form CG-1340 attached hereto as Exhibit B;

            (d) a duly executed counterpart of an instrument or instruments of assignment and assumption assigning the entire right, title and interest of the Company in, to and under the Acquired Contracts, the Acquired Purchase Orders, and the Assumed Liabilities to Buyer, in the form or forms attached hereto as Exhibit C (the "Assignment and Assumption Agreements");

            (e) the Consents listed on Schedule 6.3(b);

            (f) satisfactions of all mortgages on Vessels to be transferred on such dates in a form recordable with the National Vessel Documentation Center, and otherwise acceptable to Buyer;

            (g) a Certificate of Ownership of Vessel for each Vessel issued by the National Vessel Documentation Center on Coast Guard Form CG-1330;

            (h) releases, including termination statements under the Uniform Commercial Code of any financing statements filed against any Acquired Assets to be transferred to Buyer on such dates, evidencing discharge, removal and termination of all Liens (other than Permitted Liens) to which the Acquired Assets being transferred to Buyer are subject;

            (i) good standing certificates of the Company from the Company's jurisdiction of incorporation dated no earlier than seven (7) days prior to the Closing Date;

            (j) an Abstract of Title for each Vessel issued by the National Vessel Documentation Center on Coast Guard Form CG-1332;

            (k) all classification and operating certificates (for hull, engines, anchors, chains, etc.), as well as plans and specifications which are on board or in the Company's possession for each Vessel being transferred on such dates;

            (l) any such additional documents, including but not limited to the Certificate of Documentation issued by the National Vessel Documentation Center on Coast Guard Form CG-1270 for each Vessel, as may reasonably be required by the competent authorities for the purpose of documenting the Vessels under 46 United States Code Section 12101 et seq. in the name of the Buyer, endorsed for the United States coastwise and registry trades;

            (m) confirmation of class certificates for each of the Vessels (free and clear of any recommendations affecting class) issued by the American Bureau of Shipping Classification issued no earlier than three (3) days prior to the Closing Date;

            (n) two (2) originals of the Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessels from the Company to Buyer, duly executed by the Company, in the form attached here as Exhibit D ("Delivery Protocol");

            (o) complete and accurate originals (or if no original exists, a copy) of all Acquired Contracts, Acquired Purchase Orders, Acquired Sale Orders, and all books and records described in Section 2.1(d);

            (p) sufficient copies of a letter on the Company's letterhead and signed by an officer of the Company addressed to warehousemen and bailees of the Company holding, storing or warehousing any of the Acquired Assets to the effect that Buyer has purchased, or otherwise has legal power and authority over, such assets and the warehouseman or bailee may do with the assets as the Buyer may thereafter direct, such letter to otherwise be in form and substance mutually agreeable to Buyer and the Company; and

      5.4 Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to the Company:

            (a) as contemplated in Section 4.1, the Purchase Price;

            (b) copies of the resolutions of the Board of Directors or other governing body of Buyer, authorizing and approving this Agreement, the other agreements contemplated hereby to which Buyer is a party and the transactions contemplated hereby or thereby;

            (c) a counterpart of the Assignment and Assumption Agreements, duly executed by Buyer;

            (d) an Escrow Agreement, duly executed by Buyer and the Company, substantially in the form attached hereto as Exhibit E;

            (e) a counterpart of the Delivery Protocol for each Vessel to be delivered to Buyer on such date, duly executed by Buyer.

                                   ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Buyer as follows:

      6.1 Organization and Standing; Citizenship. The Company is duly organized, validly existing and in good standing under the laws of Michigan. The Company is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of the Business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the Company. The Company is a "citizen of the United States" within the meaning of Section 2 of the Shipping Act, 1916, as amended, for the purpose of owning and operating the Vessels in the coastwise trade of the United States.

      6.2 Authorization, Validity and Effect. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company. This Agreement is enforceable against the Company in accordance with its terms, except as limited by the General Enforceability Exceptions.

      6.3 No Conflict; Required Filings and Consents.

            (a) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated herein, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the articles of incorporation, by-laws or other governing documents of the Company, (ii) except as set forth on Schedule 6.3(a), constitute or result in the breach or violation of any term, condition or provision of, or constitute a default under (without regard to requirements of notice, passage of time or elections of any Person), or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any of the Acquired Assets, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which the Company or the Acquired Assets may be subject, or
      (iii) subject to receipt of the requisite approvals referred to on
      Schedule 6.3(a), violate any Order, Permit or Law applicable to the Company the Business or the Acquired Assets or give any third party or Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any Permit held by the Company, or (iv) give any Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedies or obtain any relief under any Laws or Orders to which the Company or any of the Acquired Assets may be subject.

            (b) Other than as set forth on Schedule 6.3(b), no Consent is necessary for the consummation by the Company of the transactions contemplated in this Agreement.

      6.4 Financial Statements.

            (a) Copies of the following financial statements have been delivered to Buyer or have been made available to Buyer for its review: (i) annual unaudited balance sheet of the Company as of December 31, 2007 (the "Balance Sheet" and such date of the Balance Sheet, the "Balance Sheet Date") and the related statements of income, stockholders' equity and cash flows for the year then ended (collectively, the "Financial Statements").

            (b) The Financial Statements have been prepared in accordance with the Company's books and records and GAAP applied on a consistent basis throughout the period covered thereby (except, in the case of the unaudited financial statements, for the absence of footnote disclosure and any customary year end adjustments) and fairly present, in all material respects, the financial position and results of operations of the Company as of the date and for the period indicated.

            (c) The Company has no material liability or obligation of any nature, whether absolute, contingent or otherwise, other than (a) liabilities or obligations accrued or reserved for on the Balance Sheet,
      (b) liabilities incurred after the Balance Sheet Date in the ordinary course of business or (c) the liabilities set forth on Schedule 6.4(c).

            (d) Schedule 6.4(d) sets forth, as of December 31, 2007, all prepaid expenses, advance payments, deposits and other current assets (excluding cash, cash equivalents and accounts receivable) of the Company.

            (e) The financial books and records of the Company (i) are in all material respects true and complete, and (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years.

      6.5 Title; Sufficiency of Assets; Condition.

            (a) The Acquired Assets and the Retained Assets constitute all of the assets, properties, rights and interests necessary to conduct the Business in substantially the same manner as conducted by the Company prior to the date of this Agreement and in compliance in all material respects with all applicable Laws, Orders, Contracts and Permits. Except as set forth on Schedule 6.5(a), the Company has, and at the Closing,

      Buyer will acquire, title to all of the Vessels as received by the Company pursuant to the ONCO Purchase Agreement. Except with respect to the Vessels or as set forth on Schedule 6.5(a), the Company has, and at the Closing, Buyer will acquire, good, valid and marketable title to all of the Acquired Assets, as applicable, free and clear of all Liens except for Permitted Liens.

            (b) Schedule 6.5(b) contains a true and accurate list, including the location thereof, of all tangible personal property (including, without limitation, all machinery, engines, instruments, rigging, anchors, chains, cables, tackle, apparel, accessories, equipment, radio installation and navigational equipment, inventory and spare parts) and fixtures included within the Acquired Assets which are not located on the Vessels. Except as set forth on Schedule 6.5(b), to the Company's Knowledge all such personal property and fixtures are in good condition and repair, except for ordinary wear and tear and routine repairs.

            (c) Each Vessel is equipped with machinery, engines, instruments, bunker fuel, stores, rigging, anchors, chains, cables, tackle, apparel, accessories, equipment, radio installation and navigational equipment, inventory, spare parts and all other appurtenances necessary for the operation of such Vessel in the ordinary course of business consistent with past practices. To the Company's Knowledge, all such property is in good condition and repair, except for ordinary wear and tear and routine repairs.

            (d) To the Company's Knowledge, each of the Vessels is reasonably fit for its intended purpose. Except as set forth on Schedule 6.5(d), to the Company's Knowledge, since the date of acquisition of the Vessels by the Company, no Vessel has been grounded, stranded or has suffered any other occurrence or casualty that could have or did cause any damage to the Vessel in excess of $25,000 that has not been reported to the American Bureau of Shipping. Each Vessel shall be delivered at Closing safely afloat, anchored, moored or underway in its present condition, normal wear and tear excepted.

            (e) The Vessels are duly documented under the Laws and flag of the United States and satisfy all requirements for coastwise documentation under 46 United States Code Section 12106. No Vessel has been "sold foreign" within the meaning of 46 U.S.C. App. 883. All Permits (including without limitation coastwise licenses, permits, certificates, registrations, approvals or other authorizations) necessary to operate the Vessels as currently operated are valid and current.

            (f) Except as set forth on Schedule 6.5(f), each Vessel has a valid, current and unextended U.S. Coast Guard Certificate of Inspection, and all other Permits (including a Certificate of Financial Responsibility (Water Pollution)) that are required by applicable Law, true, complete and correct copies of all of which have been provided to Buyer, and, except as set forth on Schedule 6.5(f), there are no outstanding CG-835 Notice of Merchant Marine Inspection Requirements or Captain of Port Orders with respect to the Vessels or the operation thereof. Schedule 6.5(f) sets forth a list of such Permits and CG-835 Notice of Merchant Marine Inspection Requirements or Captain of Port Orders.

            (g) Schedule 6.5(g) sets forth a list of the Vessels, with an indication, as applicable, of the vessel type, year built, American Bureau of Shipping Classification (including any recommendations affecting class), flag, horsepower, associated Liens (to the Company's Knowledge), gross tonnage and date of last drydocking.

            (h) Except as set forth on Schedule 6.5(h), all Vessels are in class free of outstanding recommendations affecting class, with all valid class certificates.

            (i) All Winter Work and Fit Out Expenses for the winter season 2007-2008 have been established in consultation with LLTC, which is aware of their status.

      6.6 [Intentionally Omitted]

      6.7 Compliance with Laws.

            (a) Except as set forth on Schedule 6.7, the Company is, and has been, in material compliance with all Laws and Orders applicable to the Company, the Business or employees conducting the Business.

            (b) Except as set forth on Schedule 6.7, the Company has received no written notification or, to the Company's Knowledge, other notification or communication from any Governmental Authority or other Person asserting that the Company is not in compliance with any Law or Order applicable to the Company or relating to the Acquired Assets and, to the Company's Knowledge, no facts relating to the Company, and/or the Acquired Assets exist which could reasonably give rise to any claim that a violation exists.

            (c) Except as may be disclosed on Schedule 6.7, (i) there is no pending or, to the Company's Knowledge, threatened investigation, audit, review or other examination of the Company by any Governmental Authority having supervisory or regulatory authority with respect to the Company or the Acquired Assets, and (ii) the Company is not subject to, nor has the Company received any written notice that it may become subject to, any Order, agreement, memorandum of understanding or other regulatory enforcement action or Action with or by or any such Governmental Authority.

      6.8 Permits. Schedule 6.8 contains a complete list of all material Permits (including Environmental Permits) and their expiration dates issued to the Company that are currently required for the use and operation of the Acquired Assets. The Company is in compliance in all material respects with all such Permits, including all requirements for notification, filing, reporting, posting and maintenance of logs and records. Except as set forth on Schedule 6.8, all Permits are in full force and effect, are not in default, and are valid and unextended under all applicable Laws according to their terms. There is no Action or investigation pending of which the Company has received written notice or, to the Company's Knowledge, threatened, to terminate, suspend, refuse to renew, or modify any Permit.

      6.9 Employee Plans.

            (a) Schedule 6.9(a) sets forth a complete list, as of the date of this Agreement, of (i) all "employee benefit plans," as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements in respect of any employees of the Business that are sponsored by the Company or in which the Company is or was, since its inception, a participating employer, in each of the foregoing clauses (i),
      (ii) and (iii) relating to the Business (all of the above being hereinafter individually or collectively referred to as "Employee Plan" or "Employee Plans," respectively). Notwithstanding the foregoing, Schedule 6.9(a) shall not be required to list any Employee Plan that is not material.

            (b) True and complete copies of all current summary plan descriptions with respect to the Employee Plans have been made available to Buyer.

            (c) Each Employee Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws (including, without limitation, ERISA and the Code), in each case in all material respects.

            (d) Each Employee Plan (other than a multiemployer plan) intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of
      Section 501(a) of the Code. To the Company's Knowledge, nothing has occurred since the date of such determinations that could reasonably be expected to adversely affect the status of any such Employee Plan or trust.

            (e) There exists no Action (other than routine claims for benefits) with respect to any Employee Plan pending or, to the Company's Knowledge, threatened against any such plan, and to the Company's Knowledge no facts exist which could give rise to any such action, suit or claim.

            (f) No condition or event exists or is expected to occur with respect to the Employee Plans or the employee benefit plans (as defined in ERISA Section 3(3)) of any ERISA Affiliate that could be expected to subject, directly or indirectly, the Buyer to any material liability, contingent or otherwise, as a result of the transactions contemplated by this Agreement.

      6.10 Contracts and Loans.

            (a) Set forth on Schedule 6.10(a), as of the date of this Agreement, is a list of all Contracts and outstanding Purchase and Sales Orders relating to the Acquired Assets. The Company has given to Buyer, or provided Buyer with access to, complete and accurate copies of all written Contracts and Purchase and Sales Orders, or with respect to any oral Contract or Purchase and Sales Order, complete and accurate summaries of such Contracts and Purchase and Sales Orders. Each of the Contracts and Purchase and Sales Orders set forth on Schedule 6.10(a) is in full force and effect and is a legal, valid and binding agreement of the Company, subject only to the General Enforceability Exceptions, and there is no default or breach by the Company, or, to the Company's Knowledge, any other party, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof. None of the Contracts are subject to termination or modification by reason of the sale of the Acquired Assets to Buyer, and the Company has not received notice of any potential termination or modification of any Contract. Except as set forth on Schedule 6.3(b), each of the Contracts and Acquired Purchase Orders and Acquired Sale Orders is assignable by the Company to Buyer without the required Consent of any other Person.

            (b) Schedule 6.10(b) sets forth a complete and accurate list or description of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of the Company as well as indebtedness by way of capital leases, lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and all chattel mortgages and other security arrangements with respect to property included in the Acquired Assets.

      6.11 Legal Proceedings. As of the date of this Agreement, except as set forth on Schedule 6.11, there are no Actions pending, or, to the Company's Knowledge, threatened, against the Company in connection with the Acquired Assets or that questions the validity of this Agreement or any action taken or to be taken by the Company in connection with the consummation of the transactions contemplated hereby or which seeks to prohibit, enjoin or other wise challenge any of the transactions contemplated hereby. Except as set forth on Schedule 6.11, as of the date of this Agreement, the Company is not subject to any Order.

      6.12 Insurance. Schedule 6.12 sets forth, as of the date of this Agreement, all policies of insurance covering the Acquired Assets. All such policies are valid and enforceable and in full force and effect and all premiums due and payable thereunder have been paid. The Company has not received written notice of cancellation or of premium increase of any such insurance policies.

      6.13 Labor Relations and Employment Issues.

            (a)

                  (i) At the time of the Company's purchase of the vessels under the ONCO Purchase Agreement, the Company recognized the AMO as the exclusive collective bargaining representative of its Licensed Officers and Stewards involved in the Business and assumed the AMO CBA. The AMO CBA provided for a contract "re-opener" for "wages and other economic terms" for the period July 31, 2006, through August 1, 2007. The Company engaged in good faith negotiations with the AMO pursuant to the re-opener. On or about May 9, 2007, the AMO licensed Officers and Stewards involved in the business commenced a work stoppage/strike.

                  By letter dated May 31, 2007, the Company provided the AMO with notice, pursuant to Article XXII, Term of Agreement, that the CBA would terminate as of August 1, 2007. By letter dated August 2, 2007, the Company advised the AMO that the Company would no longer recognize the AMO as the bargaining representative of its Licensed Engineers, Licensed Deck Officers and Stewards. Thereafter, the Company commenced hiring Licensed Officers to operate the Vessels. The Company continues to operate the Business in the ordinary course with these new employees. Following the expiration of the AMO CBA and withdrawal of recognition by the Company, the AMO has continued its picketing/strike related activity. The AMO has indirectly threatened a legal challenge to the AMO CBA termination, the Company's withdrawal of recognition, and any Vessel transfer transaction.

                  (ii) The Company recognized the USW and assumed the Collective Bargaining Agreement dated August 1, 1999 between the USW and ONCO (the "1999 CBA"), as modified by a Memorandum of Understanding between ONCO and the USW dated April 24, 2004 (the "2004 MOU"). The Company and USW entered into the USW CBA, the USW MOU, and a Letter of Agreement dated August 30, 2007 (the "2007 LOA"). The Company has not recognized any other labor organization as the representative of its unlicensed employees, nor is any other labor organization the representative of its unlicensed employees, nor is any other labor organization claiming or seeking to represent such employees, nor has any other labor organization claimed or sought to do so during the Company's ownership of the Vessels.

                  (iii) To the Company's Knowledge, and except as identified above in Section 6.13(a)(i), there is not now, nor has there been during the Company's ownership of the Vessels, any actual or threatened strike or other job action, demand for arbitration, unfair labor practice charge filed against the Company or other material claim or dispute arising out of or relating to the Company's dealing with the AMO, the USW, or any other labor organization and the Company is in material compliance with the USW Agreement and all Laws governing the USW Agreement and relationship. To the Company's Knowledge, the AMO CBA has been terminated and the Company is in material compliance with all Laws governing the AMO Agreement and relationship.

            (b) To the Company's Knowledge, and except as set forth on Schedule 6.13(b), there is not now, nor has there been, since its inception, any actual or threatened material complaint, allegation, investigation or claim of any alleged violation by the Company of any Law regulating the workplace and the Company is in material compliance with all such laws.

            (c) Except with respect to ongoing disputes of a routine nature or involving immaterial amounts, the Company has paid in full to all employees of the Company providing services to the Business all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees, and the Company is and has been in material compliance with all applicable Laws with respect to employment and employment practices.

            (d) Schedule 6.13(d) includes a complete list of all employees of the Company during its ownership of the Vessels, along with their respective union affiliation, if any, along with a list of all independent contractors performing services for the Business as of the date of this Agreement.

      6.14 Environmental Matters. Except as set forth on Schedule 6.14:

            (a) The Company's use and operation of the Vessels currently complies with all applicable Environmental Laws and Environmental Permits in all material respects.

            (b) To the Company's Knowledge, no present or previous owner, tenant, occupant or user of the Vessels has Released Hazardous Substances, abandoned or disposed of any containers or equipment containing Hazardous Substances, or violated applicable Environmental Laws or Environmental Permits in a manner materially adversely affecting the condition or value of the Vessels.

            (c) There is no currently pending Environmental Claim (written or, to the Company's Knowledge, otherwise) against the Company or, to the Company's Knowledge, formal or informal investigation of the Vessels (or the Company's operations thereon) by any Person, including any Governmental Authority, based upon Environmental Laws or Environmental Permits.

            (d) There are no Liens on any Vessel based on or arising out of Environmental Laws.

            (e) The Company has obtained, and is in compliance in all material respects, with all Environmental Permits required for the lawful operation of the Vessels and all such Environmental Permits are listed on Schedule 6.8.

            (f) The Company has delivered to Buyer complete copies of all Environmental Permits, asbestos survey reports, records concerning the removal, abatement or encapsulation of asbestos or mercury, and records concerning employee asbestos training, exposure, and medical monitoring, if any, in each case, in its possession relating to the Vessels.

            (g) The Company has delivered or made available to Buyer all material environmental studies, assessments, audits, reports (including without limitation, environmental compliance audits reports and Phase I and Phase II environmental assessment or investigation reports commissioned by the Company) in its possession relating to the Vessels.

            (h) Since the date of acquisition of the Vessels by the Company, the Company has not been subject to or the subject of any Environmental Claims and has not incurred losses with respect to any Environmental Liabilities relating to the Vessels.

            (i) The representations and warranties in this Section 6.14 are the sole representations and warranties of the Company relating to compliance with, and liabilities arising under, Environmental Laws and Environmental Permits. Notwithstanding the foregoing, nothing in this subsection alters the Company's Retained Liabilities under Section 3.2 of this Agreement.

      6.15 Conduct of Business in Ordinary Course. Except as set forth on
Schedule 6.15, since the Balance Sheet Date (a) the Company has conducted the Business in the ordinary course of business consistent with past practices and
(b) there has not been any event having a Material Adverse Effect on the Acquired Assets or the Company.

      6.16 Taxes. Except as set forth on Schedule 6.16, the Company has filed all Tax Returns due prior to the Closing Date, all of which were prepared in accordance with applicable Laws and accurately reflect the information required to be presented therein, required to be filed with respect to the Business or the Acquired Assets with the appropriate Taxing Authority. All Taxes, fees and assessments due and payable on account of the Business have been paid, except such amounts as are being contested diligently and in good faith and are not material, and the Company has set up an adequate reserve for the payment of such Taxes. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company on account of the Business, or the Acquired Assets that have not been finally settled or paid in full, and no requests for waivers of the time to assess any such Tax are pending. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income Tax Return for any period in connection with the Business or the Acquired Assets, and there are no Tax audits pending in connection with the Business or the Acquired Assets. The Company has not received any notice of nor, to the Company's Knowledge, is there any deficiency, assessment or audit or proposed deficiency assessment or audit from any Taxing Authority which could affect, or result in the imposition of any Lien upon, the Business or the Acquired Assets. Buyer is not required to withhold any amounts for Taxes imposed on the Company from the Purchase Price. The Company is not, and, to the Company's Knowledge, does not expect to be, involved in a dispute in relation to any Tax matters.

      6.17 No Brokers. No broker, finder or similar agent has been employed by or on behalf of the Company, and no Person with which the Company has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

      6.18 No Other Representations or Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VI, ANY CERTIFICATE REFERRED TO IN THIS ARTICLE VI OR ANY DOCUMENT OTHERWISE DELIVERED PURSUANT TO SECTION 5.2, THE COMPANY MAKES NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES WITH RESPECT TO THE CONDITION, MERCHANTABILITY, SUITABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE ACQUIRED ASSETS.

                                   ARTICLE VII
                REPRESENTATIONS AND WARRANTIES OF BUYER AND RAND

      Each of Buyer and Rand represents and warrants to the Company, jointly and severally, as follows:

      7.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on Buyer. Rand is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Rand is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on Rand.

      7.2 Authorization, Validity and Effect.

            (a) Buyer has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by the General Enforceability Exceptions.

            (b) Rand has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action on the part of Rand. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Rand, enforceable against Rand in accordance with its terms, except as limited by the General Enforceability Exceptions.

      7.3 No Conflict; Required Filings and Consents.

            (a) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated herein, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the articles or certificate of incorporation or by-laws or equivalent organizational documents of Buyer, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon, any property or assets of Buyer or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, have a Material Adverse Effect on Buyer or (iii) subject to receiving the requisite approvals referred to on
      Schedule 7.3(b), violate any Order, Permit or Law applicable to Buyer or any of its properties or assets, or (iv) give any Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedies or obtain any relief under any Laws or Orders to which Buyer may be subject.

            (b) Other than as set forth on Schedule 7.3(b), no Consent is necessary for the consummation by Buyer or Rand of the transactions contemplated in this Agreement.

            (c) Neither the execution and delivery of this Agreement by Rand, nor the consummation by Rand of the transactions contemplated herein, nor compliance by Rand with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the articles or certificate of incorporation or by-laws or equivalent organizational documents of Rand, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon, any property or assets of Rand or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, have a Material Adverse Effect on Rand or (iii) subject to receiving the requisite approvals referred to on
      Schedule 7.3(b), violate any Order, Permit or Law applicable to Rand or any of its properties or assets, or (iv) give any Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedies or obtain any relief under any Laws or Orders to which Rand may be subject.

      7.4 Citizenship. Buyer is a "citizen of the United States" within the meaning of Section 2(a) and (c) of the Shipping Act, 1916, as amended.

      7.5 No Brokers. No broker, finder or similar agent has been employed by or on behalf of Buyer or Rand, and no Person with which Buyer or Rand has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

                                  ARTICLE VIII
                            COVENANTS AND AGREEMENTS

      8.1 Intentionally Omitted

      8.2 Transfer Taxes. All sales, use, stamp, transfer, recordation and documentary Taxes and all conveyance fees, recording charges and other fees and charges (collectively, "Transfer Taxes") which may be payable in connection with the transactions contemplated by this Agreement shall be borne by Buyer. The party responsible under applicable Law for filing any Tax Return or other documentation relating to Transfer Taxes shall file such Tax Return or other documentation at its own expense, and the non-filing party shall use commercially reasonable efforts to cooperate with the filing party and join in the execution of any such Tax Returns and other documentation, if required.

      8.3 Records; Reasonable Access.

            (a) From and after the Closing Date, with respect to the books and records of the Company relating to the Business on or prior to the Closing Date and acquired by Buyer hereunder: (i) Buyer shall not cause or permit their destruction or disposal without first offering to surrender them to the Company and (ii) where the books and records relate to the Retained Liabilities or there is another legitimate purpose, including a claim for indemnification against the Company under Article IX, Buyer shall allow the Company and its representatives, upon reasonable advance notice to
      Buyer: (A) access, during regular business hours, to such books and records, and (B) to make copies of such books and records, at the Company's sole expense.

            (b) From and after the Closing Date, with respect to the books and records of the Company relating to the Acquired Assets on or prior to the Closing Date that are retained by the Company after the Closing Date (including, without limitation, personnel records for employees of the Business prior to the Closing): (i) the Company shall not cause or permit their destruction or disposal without first offering to surrender them to

      Buyer (if permitted by law) and (ii) where the books and records relate to the Acquired Assets or there is another legitimate purpose, including a claim for indemnification against Buyer under Article IX, the Company shall allow Buyer and its representatives, upon reasonable advance notice to the Company: (A) access, during regular business hours, to such books and records, and (B) to make copies of such books and records, at Buyer's sole expense.

            (c) From and after the Closing Date, Buyer shall permit the Company and its representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to the Vessels, drawings and other records relating to the Vessels during the Company's ownership of such Vessels, any of the other Acquired Assets so that the Company may address any matter relating to any Retained Liability or a claim for indemnification against the Company under Article IX.

            (d) Access by the Company pursuant to Section 8.4(a) and (c), or access by the Buyer pursuant to Section 8.4(b), shall in each case be conducted in a manner that is not disruptive to the business of the party providing such access in any material respect, shall be at the sole risk and expense of the party provided access and will be subject to any other reasonable limitations, including confidentiality restrictions imposed by the party providing such access and execution of an indemnity and waiver in favor of the party providing such access prior to embarkment on the Vessels or entry onto the premises.

      8.4 Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all commercially reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all commercially reasonable things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (a) obtaining all of the necessary actions or nonactions, waivers, Permits, consents and approvals from Governmental Authorities and the making of all filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an Action or proceeding by, any Governmental Authority, (b) obtaining the necessary Consents from third parties including those listed on Schedule 6.3(b), (c) the execution and delivery of any additional agreements, documents or instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; and (d) the determination of the delivery location of each Vessel.

      8.5 Employee Matters.

            (a) Non-Union Employees. The Company has provided Buyer with a list of Non-Union Employees as of Closing on Schedule 6.13(d). Effective as of Closing, the Company has terminated the employment of each person on this list. Within three days after the Closing Date, Buyer shall provide the Company with a list of those Non-Union Employees who accept offers of employment and became new employees of Buyer upon Closing. Nothing in this Agreement shall confer any additional rights upon any Non-Union Employee, including but not limited to any right to employment with Buyer.

            (b) Union Employees. The Company asked Buyer to assume the USW CBA or to otherwise enter into an agreement with the USW establishing the terms and conditions of employment to be effective as of the Closing Date, as set forth in Paragraph 12, Successorship, of the USW MOU under the USW CBA. Buyer has refused to assume the USW CBA and refused to establish terms and conditions of employment to be effective as of the Closing Date. The Company and the other Seller Indemnitees have been indemnified by Buyer from any Losses incurred by the Company arising from this refusal by Buyer under Section 9.2 below.

            (c) Employment-Related Liabilities.

                  (i) Except as set forth in Section 3.1(c) and Section 8.5(e), the Company will be solely responsible for any and all employment-related claims and obligations, if any, arising with respect to the Company Employees under the Employee Plans, the USW CBA, other terms of employment, any Laws, or otherwise prior to the Closing, including claims for wages, vacation, bonuses, commissions, salary, insurance, wage continuation, compliance with the extension of coverage under COBRA, and other benefits. The Company will pay all withholding tax and similar obligations in respect of compensation earned by any Company Employee prior to the Closing.

                  (ii) Buyer will be responsible for employment related liabilities related to the Company Employees employed by Buyer which arise at or after the Closing, and any liabilities arising as a result of any of Buyer's activities in connection with the evaluation and hiring process with respect to all Company Employees, whether before or after the Closing.

                  (iii) Buyer shall be solely responsible for any and all liabilities relating to any termination and severance benefits, costs, charges and liabilities of any nature incurred under the USW CBA, the Employee Plans, or other terms of employment with respect to termination of Company Employees as of or after the Closing.

                  (iv) For purposes of this Section 8.5(c) and Section 9.2, a claim is deemed to "arise" at the time the event or condition that gives rise to the claim occurs (for all purposes other than medical insurance) or the date treatment, services, products or supplies are provided (for purposes of medical insurance); provided, however, that Buyer shall be liable for its own actions in regard to the decision to offer employment to a particular employee, whether or not those actions took place, in whole or in part, prior to the Closing.

            (d) Pension Benefits. Active participation of employees who are employed in the Business under the Company's Employee Plans that are employee pension benefit plans within the meaning of section 3(2) of ERISA will cease as of the Closing. Buyer shall be liable for any withdrawal liability under any existing multiemployer plan (as defined in Section 3(37) of ERISA), arising as a direct result of the purchase and sale of the Acquired Assets or arising as a result of any actions taken by Buyer after the Closing.

            (e) Worker's Compensation. Buyer will bear the entire cost and expense of all workers' compensation claims (including, but not limited to, claims brought pursuant to the Longshore and Harbor Workers' Compensation Statute or any applicable State Workers' Compensation Statute) as well as claims brought pursuant to the Jones Act, 46 U.S.C. ss. 688 (the "Jones Act"), the General Maritime Law of the United States, and similar claims, arising out of (i) injuries or illnesses sustained by Company Employees prior to Closing; (ii) injuries or illnesses sustained by Company Employees after the Closing to the extent they relate to injuries or illnesses sustained prior to the Closing (including (x) injuries sustained by Company Employees after the Closing that are aggravations or reinjuries of injuries or illnesses that were sustained before the Closing, or (y) treatment after the Closing required by Company Employees which relates to injuries sustained before the Closing); and
      (iii) illnesses or injuries arising from or in any way related to exposure to Hazardous Substances or hazardous conditions prior to the Closing regardless of whether such claim is made prior to or after the Closing. Buyer will bear the entire cost and expense of all workers' compensation, Jones Act or similar claims to the extent arising from exposure to Hazardous Substances or hazardous conditions after the Closing on any vessel owned, leased or operated by Buyer.

            (f) Cooperation. The parties agree to furnish each other with such information concerning employees, employee payroll and employee benefit plans, subject to confidentiality and privacy considerations, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated hereby.

      8.6 Hazardous Substance-Containing Materials. From and after the Closing Date and notwithstanding any other provision of this Agreement to the contrary, Buyer agrees that the Company will not be responsible for or liable for maintaining, repairing, encapsulating, investigating, removing or remediating any asbestos-containing materials or any Hazardous Substance-containing equipment located in the Vessels as of the Closing Date nor shall the Company be responsible or liable for any Release or threatened Release of any Hazardous Substance from such materials or equipment to the extent occurring at, on, in or from the Vessels after the Closing Date

      8.7 Disposition of Vessels.

            (a) If, within the two year period immediately following the Closing Date, Buyer shall determine to pursue the sale of any one or more of the Vessels to, directly or indirectly, a third party not an Affiliate of Buyer, Buyer shall notify the Company of this determination (the "Sale Notice"). The Sale Notice shall propose a price and material payment terms under which the Company or any Affiliate of the Company may acquire the Vessels specified in the Sale Notice. The Company shall have thirty (30) days after receiving the Sale Notice to irrevocably notify Buyer as to whether or not it wants to purchase all, but not less than all, of the Vessels specified in the Sale Notice at the proposed price and under the proposed terms specified in the Sale Notice. If the Company notifies the Buyer within such thirty day period that it has determined to purchase, or cause its Affiliate to purchase, the Vessels specified in the Sale Notice, the parties shall be obligated to close the transaction within sixty (60) days after Buyer has been so notified. This Section 8.7 shall not apply to a sale of the Vessels as part of the direct or indirect sale of the Company or all or substantially all of its assets in one transaction or series of related transactions with the same purchaser or group of purchasers.

            (b) If the Company elects not to purchase, or cause its Affiliate to purchase, the Vessels pursuant to the Sale Notice (either by affirmative notice to such effect delivered to the Buyer or by failure to notify the Buyer of its election within the requisite thirty day time period), Buyer may, for a period of one year from the date of such election, sell the Vessels specified in the Sale Notice to a third party provided that the value received by the Buyer in such sale is at least eighty five percent (85%) of the price proposed in the Sale Notice. This Section 8.7 shall continue to apply to any Vessel previously specified in a Sale Notice if such Vessel remains unsold upon expiration of the one-year period referred to in the preceding sentence.

                                   ARTICLE IX
                                    REMEDIES

      9.1 Survival. The representations, warranties, covenants and agreements of the Company, on the one hand, and Buyer and Rand, on the other hand, contained in this Agreement will survive the Closing Date but only to the extent specified below:

            (a) All covenants and agreements contained in this Agreement that contemplate performance thereof following the Closing Date will survive the Closing Date in accordance with their terms.

            (b) Except as set forth in Section 9.1(c) and (d), the representations and warranties contained in this Agreement will survive the Closing Date for a period of two (2) years following the Closing Date, at which point such representations and warranties and any claim for indemnification for breach thereof will terminate, except for pending Claims as of such date of termination.

            (c) The representations and warranties of the Company contained in this Agreement (except that contained in Sections 6.1 (Organization and Standing; Citizenship), 6.2 (Authorization, Validity and Effect), 6.3 (No Conflict; Required Filings and Consents), 6.5(a) (Title), and 6.5(e) (Documented Coastwise)) shall expire on the Closing Date, at which point such representations and warranties and any claim for indemnification for breach thereof will terminate.

            (d) The representations and warranties of the Company contained in the last sentence of Section 6.1 (Organization and Standing; Citizenship), and the first two sentences of Section 6.5(e) (Documented Coastwise) will survive the Closing Date indefinitely.

      9.2 Indemnification by Buyer and Rand. Buyer and Rand, jointly and severally, will indemnify, defend and hold harmless the Company, its Affiliates and their respective successors and permitted assigns, and the officers, employees, directors, managers, members, partners and stockholders of such Persons (collectively, the "Seller Indemnitees") from and against, and will pay to the Seller Indemnitees the amount of, any and all out-of-pocket losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including, but not limited to, reasonable attorney and investigation fees) and disbursements (collectively, "Losses") actually incurred by any of the Seller Indemnitees following the Closing Date based upon, arising out of or relating to (a) any breach of or inaccuracy in the representations and warranties of Buyer or Rand contained in this Agreement; (b) any breach of the covenants or agreements of Buyer or Rand contained in this Agreement; (c) the Buyer's (and Buyer's subsidiaries' or Affiliates') ownership, operation or lease of the Acquired Assets or the Business after the Closing (other than as a result of facts or circumstances giving rise to a claim by Buyer for indemnification described in Section 9.3); (d) the failure of Buyer to pay, perform or discharge when due the Assumed Liabilities; (e) third party actions challenging, or alleging claims arising out of, consummation of the transactions contemplated by this Agreement, including any actions brought under or in connection with the Labor Contracts; (f) any alleged violation arising after the Closing of any successorship, bargaining, or other obligations under the National Labor Relations Act or any other federal, state, or local labor or employment law; and (g) any liabilities and obligations of the Company incurred in winding down its business and operations after the Closing Date (using its commercially reasonable efforts to minimize the operating and related costs incurred by it during the wind down period) but not previously paid by LLTC under the Time Charter Agreement.

      9.3 Indemnification by the Company. The Company will indemnify, defend and hold harmless Buyer, its Affiliates and their respective successors and permitted assigns, and the officers, employees, directors, managers, members, partners and stockholders of such Persons (collectively, the "Buyer Indemnitees") from and against, and will pay to the Buyer Indemnitees the amount of, any and all Losses actually incurred by any of the Buyer Indemnitees following the Closing Date based upon, arising out of or relating to (a) any breach of or inaccuracy in the representations and warranties of the Company contained in this Agreement; (b) any breach of the covenants or agreements of the Company contained in this Agreement; (c) the Retained Liabilities, including the failure of the Company to pay, perform and discharge the Retained Liabilities when due; and (d) the Company's gross negligence or willful misconduct in owning or operating the Acquired Assets or the Business prior to the Closing Date, including any Actions arising out of or relating thereto but not including any Actions arising out of or relating to the Company's negotiations with any labor organization. The indemnification obligations of Company with respect to Sections 9.3(b), (c), and (d) are independent of Company's indemnification obligations with respect to a breach of representations or warranties under clause (a) above and are effective irrespective of any limitations in Section 9.5 on applicable representations and warranties.

      9.4 Exclusive Remedy. The parties agree that, with the exception of fraud or claims by a party for indemnification that are assumed by the other party pursuant to Section 9.2 or Section 9.3, from and after the Closing, the exclusive remedies of the parties against each other for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement are the remedies of the parties set forth in this Article IX. The parties expressly waive any and all rights they may have to assert a direct, first-party action against each other seeking damages or equitable relief under any Environmental Laws for such Losses. The provisions of this Section 9.4 shall not, however, (i) prevent or limit a cause of action under Section 9.8 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, (ii) prevent or limit any party's right to assert any available legal defenses, claims or cross-claims or implead a party in any Action by any Person which has not been fully assumed by the other party pursuant to this Article IX or (iii) prevent or limit any party from seeking contribution from any other party through an Action or otherwise with respect to any Order that holds any two or more of the parties hereto jointly and severally liable.

      9.5 Limitations on Indemnification Payments. Notwithstanding anything in this Agreement to the contrary, the right of an Indemnitee to indemnification is limited as follows:

            (a) The Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 9.3(a) unless and until the aggregate amount of all Losses suffered by the Buyer Indemnitees pursuant to Section 9.3(a) exceeds $100,000, at which time the Buyer Indemnitees shall be entitled to indemnification pursuant to Section 9.3(a) for all such Losses up to a maximum amount equal to the sum of clauses (b)(iii) and (iv) in the definition of "Purchase Price" in Section 4.1 hereof. Notwithstanding the foregoing, (i) there shall be no limitation for indemnification that Buyer Indemnitees shall be entitled to receive for any claim arising as a result of a breach of the representations and warranties set forth in the last sentence of Section 6.1 (Organization and Standing; Citizenship), and the first two sentences of Section 6.5(e) (Documented Coastwise).

            (b) The Buyer Indemnitees' right to indemnification pursuant to
      Section 9.3 on account of any Losses will be reduced by all insurance or other third party indemnification proceeds actually received by the Buyer Indemnitees with respect to such Loss. Buyer shall use reasonable efforts to claim and recover any Losses suffered by the Buyer Indemnitees under any such insurance policies or other third party indemnities. The Buyer Indemnitees shall remit to the Company any such insurance or other third party proceeds which are paid to the Buyer Indemnitees with respect to Losses for which the Buyer Indemnitees have been previously compensated pursuant to Section 9.3.

            (c) The Buyer Indemnitees' right to indemnification pursuant to
      Section 9.3 on account of any Losses will be reduced by the net amount of the Tax benefits actually realized by the Buyer Indemnitees by reason of such Loss. Buyer shall use reasonable efforts to claim and realize all such Tax benefits.

            (d) No party will be entitled to indemnification pursuant to Section
      9.2 or Section 9.3 for punitive, consequential (including lost profits and diminution in value), exemplary or special damages with respect to any claim for indemnity under this Article IX which does not involve a Third Party Claim.

            (e) The Buyer Indemnitees will not be entitled to assert any claims for Losses under Section 9.3(a) with respect to any individual item or matter, or items or matters arising out of substantially similar facts and circumstances, unless the amount of Losses with respect to such item(s) or matter(s) exceeds $5,000.

      9.6 Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

            (a) Third Party Claim.


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

      (i) Opportunity to Defend Third Party Claims. In the event of any claim by a third party against a Buyer Indemnitee or Seller Indemnitee for which indemnification is available hereunder (a "Third Party Claim"), the Buyer Indemnitee or the Seller Indemnitee, as applicable ("Indemnitee"), shall give written notice thereof (a "Claims Notice") to the Company, if indemnification is sought against the Company, or to the Buyer, if indemnification is sought against the Buyer or Rand (each an "Indemnifying Party"). A Claims Notice must describe the Third Party Claim in reasonable detail, and indicate the amount of the Loss claimed by the third party. No delay in or failure to give notice of a Third Party Claim will adversely affect any of the other rights or remedies of an Indemnitee under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the applicable Indemnitee except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party has the right, exercisable by written notice to the Indemnitee, within sixty (60) days of receipt of a Claims Notice from the Indemnitee, to assume and conduct the defense of such claim with counsel selected by the Indemnifying Party. If the Indemnifying Party has assumed such defense as provided in this Section 9.6(a)(i), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by any Indemnitee in connection with the defense of such Claim. If the Indemnifying Party does not assume the defense of any third party claim in accordance with this
      Section 9.6(a)(i), the Indemnitee may continue to defend such claim at the sole cost of the Indemnifying Party (subject to the limitations set forth in this Article IX) and the Indemnifying Party may still participate in, but not control, the defense of such third party claim at the Indemnifying Party's sole cost and expense. The Indemnitee will not consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed). Except with the prior written consent of the Indemnitee (such consent not to be unreasonably withheld or delayed), no Indemnifying Party, in the defense of any such claim, will consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other non-monetary relief affecting the Indemnitee or (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim or litigation. In any such third party claim, the party responsible for the defense of such claim (the "Responsible Party") shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such claim, including all settlement negotiations and offers. Each Party shall use all reasonable efforts to make available to the Responsible Party and its representatives all books and records of such Party and the Business relating to such third party claim and shall cooperate with the Responsible Party in the defense of the third party claim.

      (ii) Settlement. The Responsible Party shall promptly notify the other party of each settlement offer with respect to a third party claim. Such other party shall promptly notify the Responsible Party whether or not such party is willing to accept the proposed settlement offer. If the Company is willing to accept the proposed settlement offer but Buyer or Rand refuses to accept such settlement offer, then if (i) such settlement offer requires only the payment of money damages, requires no other actions by any Indemnitee, does not impose any restriction on Buyer with respect to the operation of the Business or use of the Acquired Assets and provides a complete release of all Indemnitees that are a party to such third party claim with respect to the subject matter thereof, and (ii) the Company agrees in writing that the entire amount of such proposed settlement constitutes Losses that are indemnifiable (subject to the limitations set forth in this Article IX), then the amount payable to the Indemnitees with respect to such third party claim will be limited to the amount of such settlement offer subject to the limitations contained in this Article IX. The Company may nevertheless propose in writing a good faith, reasonable settlement offer (a "Company Proposed Settlement Offer") that requires only the payment of money damages, requires no other actions by any Indemnitee, does not impose any restriction on Buyer with respect to the operation of the Business or use of the Acquired Assets and provides a complete release of all Indemnitees who are parties to such third party claim with respect to the subject matter thereof; provided, however, that the Company agrees in writing that the entire amount of such proposed settlement constitutes Losses that are indemnifiable (subject to the limitations set forth in this Article IX). If Buyer or Rand refuses to agree to or make a Company Proposed Settlement Offer to the claimant in the third party claim, any amount payable to a Buyer Indemnitee with respect to such third party claim will be limited to the amount of such proposed settlement offer. If any such settlement offer is made to any claimant and rejected by such claimant, the amount payable to an Indemnitee with respect to such claim will not be limited to the amount of such settlement offer but will remain subject to all other limitations set forth in this Agreement.

            (b) Direct Claim. As soon as reasonably practicable after an Indemnitee has actual knowledge of any claim to which Indemnitee is entitled to indemnity under Section 9.2 or Section 9.3 that does not involve a Third Party Claim (a "Direct Claim"), the Indemnitee shall give written notice thereof (an "Indemnity Notice") to the Indemnifying Party. An Indemnity Notice must describe the Direct Claim in reasonable detail, and indicate the amount (estimated, as necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee. No delay in or failure to give notice of a Direct Claim will adversely affect any of the other rights or remedies of an Indemnitee under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the applicable Indemnitee except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall respond to any Indemnity Notice within thirty (30) days (the "Indemnity Response Period") after the date that the Indemnity Notice is sent by the Indemnitee. Any response to the Indemnity Notice (an "Indemnity Response") must specify whether or not the Indemnifying Party disputes its obligations to indemnify the Indemnitee with respect to the Direct Claim asserted in the Indemnity Notice. If the Indemnifying Party fails to give an Indemnity Response within the Indemnity Response Period, it will be deemed not to dispute the asserted Direct Claim. If the Indemnifying Party elects not to dispute the asserted Direct Claim, whether by failing to give a timely Indemnity Response or otherwise, then the amount of Losses alleged in such Indemnity Notice will be conclusively deemed to be an obligation of the Indemnifying Party, and the Indemnifying Party shall pay, in cash, to the Indemnitee within fifteen (15) days after the last day of the applicable Indemnity Response Period the amount specified in the Indemnity Notice. If Indemnifying Party delivers to Indemnitee an Indemnity Response within the Indemnity Response Period indicating that it disputes one or more of the matters identified in the Indemnity Notice, the Indemnifying Party and Indemnitee shall promptly meet and use their reasonable efforts to settle the dispute. If the Indemnifying Party and the Indemnitee are unable to reach agreement within thirty (30) days after the conclusion of the Indemnity Response Period, then either the Indemnifying Party or the Indemnitee may resort to other legal remedies subject to the limitations set forth in this Article IX.

            (c) Certain Matters. Notwithstanding anything in this Section 9.6 to the contrary, Buyer shall not have the right to assume the defense of, settle or otherwise participate in any of the matters set forth on
      Schedule 6.11, and the Company shall have the sole right to defend and settle any such matters.

      9.7 Specific Performance. Each party's obligation under this Agreement is unique. If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.

      9.8 Subrogation. Upon making any indemnity payment pursuant to Section 9.2 or Section 9.3, as applicable, the Indemnifying Party shall be subrogated to all rights of the indemnified party against any third party in respect of the Losses to which the payment related. The parties hereto will execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

      9.9 Adjustment to Purchase Price. All indemnification payments made pursuant to this Article IX will be treated as an adjustment to the Purchase Price unless otherwise required by Law.

                                    ARTICLE X
                                   TAX MATTERS

      10.1 Cooperation; Audits.

            (a) Buyer and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, shall (at the expense of the requesting party) use commercially reasonable efforts to provide to each other such information and assistance as may reasonably be requested in connection with (i) the preparation of any Tax Return relating to the Business, (ii) the conduct of any audit or other examination by any Taxing Authority relating to any liability for Taxes relating to the Business and (iii) the prosecution or defense of any claim, suit or proceeding relating to any Tax Return relating to the Business.

            (b) Buyer and the Company shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                                   ARTICLE XI
                            MISCELLANEOUS AND GENERAL

      11.1 Expenses. Except as set forth in this Agreement, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid in the case of the Company, by the Company, and in the case of Buyer and Rand, by Buyer.

      11.2 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, but is not assignable by any party without the prior written consent of the other party hereto; provided, that, the parties acknowledge and agree that Buyer may assign its rights under this Agreement to or for the benefit of any lender providing financing of the Purchase Price to Buyer.

      11.3 Third Party Beneficiaries. This Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

      11.4 Notices. Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing, and sent by facsimile transmission (electronically confirmed), delivered in person, mailed by first class registered or certified mail, postage prepaid, or sent by Federal Express or other overnight courier of national reputation, addressed as follows:

           If to Buyer or Rand:

                     Grand River Navigation Company, Inc.
                     515 Moore Road, Suite #2
                     Avon Lake, Ohio 44012
                     Attention: President
                     Fax: 440-930-2099

           with a copy to:

                     Katten Muchin Rosenman LLP
                     575 Madison Avenue
                     New York, New York 10022
                     Attention: Todd J. Emmerman
                     Fax: 212-940-8776

           If to the Company:

                     Wisconsin & Michigan Steamship Company
                     13000 Athens Ave., Suite 102
                     Lakewood, Ohio 44107
                     Attention: President
                     Fax: 216-228-2443

           with a copy to:

                     Dickinson Wright PLLC
                     500 Woodward Ave., Suite 4000
                     Detroit, Michigan 48226
                     Attention: Mark R. High
                     Fax: 313-223-3598

or to such other address with respect to a party as such party notifies the other in writing as above provided. Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a facsimile transmission, (iii) the date reflected on a signed delivery receipt, (iv) three
(3) days after tender of delivery by first class registered or certified mail, postage prepaid, or (v) one (1) day after sent by Federal Express or other overnight courier of national reputation.

      11.5 Complete Agreement. This Agreement and the schedules and exhibits hereto and the other documents delivered by the parties in connection herewith, together with the Confidentiality Agreement, contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto. The Buyer acknowledges and agrees that the Company has not made any representation or warranty, express or implied, as to the Company or the Acquired Assets or as to the accuracy or completeness of any information regarding the Company or the Acquired Assets furnished or made available to the Buyer and its representatives, except for the representations and warranties specifically set forth in this Agreement (including the schedules and exhibits hereto) and in any certificates required to be delivered to Buyer by the Company hereunder and thereunder.

      11.6 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

      11.7 Amendment. This Agreement may be amended or modified only by an instrument in writing duly executed by the parties hereto.

      11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Michigan, without regard to its rules of conflict of laws.

      11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

      11.10 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means including without limitation. Any reference to the singular in this Agreement also includes the plural and vice versa.

      11.11 Counterparts. This Agreement may be executed in separate counterparts (including by facsimile), each of which will be deemed an original but all of which will constitute but one instrument.

                         [Signatures on following page]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


                               WISCONSIN & MICHIGAN STEAMSHIP COMPANY

                               By /s/ Gregory A. Canestraight
                                  ----------------------------------------------
                                  Name:  Gregory A. Canestraight
                                  Title: President


                               GRAND RIVER NAVIGATION COMPANY, INC.

                               By /s/ Laurence S. Levy
                                  ----------------------------------------------
                                  Name:  Laurence S. Levy
                                         ---------------------------------------
                                  Title: Vice President
                                         ---------------------------------------


                               RAND LL HOLDINGS CORP.
                                 For the purposes of Article VII and Article IX.

                               By /s/ Laurence S. Levy
                                  ----------------------------------------------
                                  Name:  Laurence S. Levy
                                         ---------------------------------------
                                  Title: President
                                         ---------------------------------------